UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 10, 2012

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

10 New Bond Street, Worcester, Massachusetts	01606
(Address of principal executive offices)	(Zip Code)

(508) 854-1628
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 10, 2012, we entered into an Executive Employment with James F. Wood, pursuant to which Mr. Wood was appointed, effective as of January 2, 2013, as our President and Chief Executive Officer. Also effective as of January 2, 2013, Mr. Wood was elected to our Board of Directors and selected as Chairman of the Board. Mr. Wood will succeed Cary G. Bullock, who will retire as of January 2, 2013; Mr. Bullock will continue to serve as a non-employee member of our Board of Directors.

In connection with his appointment, Mr. Wood was also appointed, effective as of January 2, 2013, as a member of the Board of Directors and Chief Executive Officer of our subsidiary, ThermoEnergy Power Systems LLC, and as a member of the Board of Directors and President of our subsidiary, CASTion Corporation.

Mr. Wood, who is 70 years old, has served since October 2009 as Deputy Assistant Secretary for Clean Coal in the United States Department of Energy. In this position, he was responsible for the management and direction of the Department of Energy’s Office of Fossil Energy's clean coal research and development programs. Chief among these is the Carbon Capture, Utilization and Storage program, the Clean Coal Power Initiative, and the Office of Fossil Energy’s $3.4 billion portfolio of Recovery Act projects.

Mr. Wood has over 30 years of experience in the power industry. Prior to joining the government, he was, from November 2001 to September 2009, President and CEO of Babcock Power Inc., a designer and manufacturer of environmental, pressure part, heat exchanger, combustion equipment and after-market services for the power generation industry with whom we were engaged in a joint venture known as Babcock-Thermo Clean Carbon LLC. From 1996 to 2001, Mr. Wood was President of Babcock & Wilcox Co., an integrated world-wide provider of boiler-systems and after-market services to the power industry.

Earlier in his career, Mr. Wood worked in various positions for Babcock & Wilcox and for Wheelabrator Environmental Systems Inc. He has resided abroad for significant periods of time, including in Italy, India, Belgium, Colombia, and Ecuador, and was responsible for Babcock & Wilcox’s foreign subsidiaries and ventures in China, Turkey, Egypt and Indonesia. While in the private sector, Mr. Wood served on two federal advisory councils: the National Coal Council and the US-Egypt President's Council.

Mr. Wood is Fellow of the American Society of Mechanical Engineers and a Trustee of Clarkson University. He holds a B.S. in Chemical Engineering from Clarkson and an MBA with a focus on international economics from Kent State University.

Pursuant to Mr. Wood’s Executive Employment Agreement, we have agreed to pay him a base salary of $230,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Benefits and Compensation Committee of our Board of Directors. Mr. Wood’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Wood’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Wood may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement). If Mr. Wood’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Wood without Good Reason, Mr. Wood will be entitled to receive severance payments of $19,167 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Wood and his family at the time of termination. Mr. Wood’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Wood, for a period of six months or one year following the termination of his employment (depending on the circumstances of termination), from competing against us or soliciting our customers or employees. Mr. Wood’s Executive Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing discussion is qualified in its entirety by reference to such Exhibit.

Pursuant to Mr. Wood’s Executive Employment Agreement, on January 2, 2013, we will award Mr. Wood a stock option for the purchase of 13,750,000 shares of our Common Stock at an exercise price equal to the closing price of our Common Stock in the over-the-counter market on December 31, 2012 (the trading day immediately preceding the effective date of his employment), with a provision for net surrender cashless exercise. The option has a term of ten years, subject to Mr. Wood’s continued employment with us, and vests in quarterly installments through December 31, 2016; provided, however, that if, prior to December 31, 2016, Mr. Wood’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Wood without Good Reasons, within 90 days after a “Change of Control” (as such term is defined in the Executive Employment Agreement), the option will immediately vest with respect to 50% of the shares that were unvested on the date of the Change of Control.

Item 9.01.          Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1 *	Executive Employment Agreement dated December 10, 2012 by and between ThermoEnergy Corporation and James F. Wood

* May be deemed a compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2012

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Cary G. Bullock
Name:	Cary G. Bullock
Title:	Chairman and Chief Executive Officer